SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a)

of the Securities Exchange Act of 1934

Filed by the Registrant ☐

Filed by a Party other than the Registrant ☑

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☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐	Definitive Proxy Statement
☐	Definitive Additional Materials
☑	Soliciting Material Under Rule 14a-12

Neuberger Berman High Yield Strategies Fund Inc.

(Name of Registrant as Specified In Its Charter)

Saba Capital Management, L.P.

 Saba Capital Master Fund, Ltd.

 Saba Capital Master Fund II, Ltd.

Saba Capital CEF Opportunities 1, Ltd.

 Saba Capital CEF Opportunities 2, Ltd.

Saba Capital Special Opportunities Fund, Ltd.

Boaz R. Weinstein

Frederic Gabriel

Arthur D. Lipson

Thomas H. McGlade

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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On August 28, 2019, Saba Capital Management, L.P. (“Saba”) published a letter to the stockholders of Neuberger Berman High Yield Strategies Fund Inc. (the “Fund”). A copy of the letter is attached herewith as Exhibit 1.

Information regarding the Participants (as defined in Exhibit 2) in a solicitation of proxies of the stockholders of the Fund in connection with the 2019 annual meeting of stockholders of the Fund is attached herewith as Exhibit 2.

Exhibit 1

Open Letter

to the Shareholders

of

Neuberger Berman High Yield Strategies Fund Inc.

August 28, 2019

Dear Fellow Shareholders:

We own approximately 3.8 million shares (19.3%) of Neuberger Berman High Yield Strategies Fund Inc. (“NHS” or the “Fund”). The purpose of this letter is to inform you, our fellow shareholders, about the upcoming proxy campaign involving your investment in NHS. Over the next month you will receive numerous letters and phone calls orchestrated by the Fund’s investment advisor, Neuberger Berman—a campaign to deceive you with false or misleading information. Neuberger Berman will charge the cost of this campaign to you as “expenses.” We want to take the opportunity, before all of that starts, to set the record straight.

Neuberger Berman will try to convince you that our interests are not aligned with yours. But we are a shareholder just like you; we profit when you profit and lose money when you lose money. The Fund’s trustees, by contrast, are not aligned with you. Of the Fund’s 12 trustees, only one trustee has an investment in this Fund1, and it is minimal. In fact, not a single trustee attended the Fund’s 2018 annual meeting of shareholders1. How can the trustees fight for shareholders when they do not even show up to the meeting?

Persistently High Discount

Despite what you may hear from Neuberger, the Fund traded at an average discount to net asset value of -14.5% in 2018. This discount means that when your holdings are worth $100, you can only sell them for $85.5. Sadly, the Fund has traded at a discount for each of the last 81 months and counting! To the detriment of all shareholders, Neuberger Berman has either ignored the discount or been ineffective in addressing it.

Since Saba began buying the Fund’s shares, the Fund’s discount has narrowed sharply to -7%, benefiting all shareholders. The discount today is at a six-year low, and we believe this signifies that shareholders are expecting Saba to be successful in bringing about change to the Fund. If Saba is not successful, we believe the discount will revert into the double digits, causing a loss for you.

____________________________

1 The Fund’s 2018 Annual Report.

High Fees Earned through Increased Investor Risk

According to Morningstar, the Fund’s total expense ratio was 2.96% for 2018. A significant portion of this expense comes from high advisory fees and operating expense.

One reason Neuberger Berman is able to extract such high advisory fees from your investment comes from the definition of “managed assets” in its advisory agreement. Instead of charging you fees based on the market value of the Fund, they are able to charge 73% more in fees2. This scheme has clearly misaligned incentives between shareholders and management, and, we believe, incents Neuberger Berman to run a high level of leverage (since high leverage increases their fees) in this portfolio of already risky high yield bonds.3

Neuberger Berman’s Misguided Attempt to Distract Shareholders

Rather than focusing on the candidates for election to the Fund’s board of trustees, Neuberger Berman has chosen to cast aspersions on Saba in a disingenuous attempt to distract shareholders from the ways the current Fund board has allowed Neuberger Berman to enrich itself at your expense. It also conveniently omits its record of disenfranchising shareholder rights and its history of putting itself before its shareholders.

On the Record Disenfranchising Shareholder Rights

Neuberger Berman has a history of denying certain shareholders the right to vote their shares. Neuberger Berman has expressly not opted out of the Maryland Control Share Acquisition Act (the “MCSAA”), which allows Maryland companies to strip voting rights away from certain shareholders who own higher percentages of shares. In addition, in the face of clear guidance from the U.S. Securities and Exchange Commission (the “SEC”) that nullifying voting rights pursuant to the MCSAA is inconsistent with federal law requirements that each share of stock of investment companies have “equal voting rights” with all other outstanding voting stock, Neuberger continues to threaten us that they will deny our full voting rights by availing itself of the MCSAA.

In addition, in a recent sign of fear and entrenchment, Neuberger Berman has refused to provide the Fund’s list of non-objecting beneficial owners (NOBO) to Saba—information we requested almost two months ago.  Neuberger Berman’s efforts to evade Saba’s request is startling, as beneficial owners of the Fund’s shares should be able to hear from both sides in a contested election.

____________________________

2 In the 2018 Annual Report, the Fund reported approximately $378 million in managed assets and a corresponding advisory fee of approximately $2.3 million. But the Fund’s total market value in 2018 (based upon the weekly average price) was approximately $218 million, which would have earned the investment manager $1.3 million in advisory fees.

3 We note that in the Fund’s most recent fact sheet, the Fund has $250 million of assets, but purchased an additional $125 million in high yield bonds using leverage—allowing Neuberger Berman to charge their fees on $375 million.

History of Violating Federal Law and $2.7 Million Penalty

We are doubly concerned about Neuberger’s commitment to shareholders given recent news regarding violations of federal law. In just the past year, an affiliate of Neuberger Berman entered into a settlement with the SEC for violations of the U.S. Investment Advisers Act of 1940 for impermissibly charging expenses to shareholders.  As part of its settlement, Neuberger Berman’s affiliate agreed to cease and desist from further violations of law and was required to pay more than $2.7 million in penalty fines and disgorgement.

Disinformation Campaign

In its materials, Neuberger Berman shamelessly seeks to distract shareholders from the relative merits of this proxy solicitation by disparaging Saba over the creation and redemption of baskets of an exchange-traded fund for which Saba serves as a sub-adviser (the ETF), and which owns shares in the Fund.  Raising this esoteric non-issue is surprising given that Saba has no voting discretion over the ETF’s shares of the Fund because, by law, the ETF votes “proportionally”—strictly mirroring the votes of all shareholders in the election. The ETF therefore cannot impact the outcome of the election before you.

Furthermore, we believe, Neuberger Berman intentionally misconstrues the law by selectively reading the statute and by ignoring industry custom and a proposed rule change. Neuberger Berman complains about Saba’s prior management of baskets, but conveniently fails to acknowledge critical facts. For example, many of the most prominent ETF managers operate in the same manner Neuberger Berman states is impermissible, such as BlackRock, State Street, and Vanguard. And, in any event, the SEC has indicated, in a well-received proposed rule (in June 2018) approved by all five commissioners, that it will move to a flexible model on “baskets.” In the words of the SEC— that “allowing the use of different baskets for different authorized participants could benefit the ETF and its shareholders” and endorses “basket flexibility.”

* * *

Neuberger Berman’s self-interest and fear of a fair fight are evident in, as of the time of this writing, its refusal to even give us your names and contact information. This is completely anomalous in a proxy contest and, we think, proves Neuberger Berman knows it cannot win this proxy contest on the merits.

We would be glad to hear from fellow shareholders.  Please email us at NHS@sabacapital.com.

Exhibit 2

Saba Capital Management, L.P. (“Saba Capital”), Saba Capital Master Fund, Ltd. (“SCMF”), Saba Capital Master Fund II, Ltd. (“SCMF II”), Saba Capital CEF Opportunities 1, Ltd. (“CEF 1”), Saba Capital CEF Opportunities 2, Ltd. (“CEF 2”), Saba Capital Special Opportunities Fund, Ltd. (“SCSOF”), a separately managed account managed by Saba Capital (the “Managed Account,” and together with SCMF, SCMF II, CEF 1, CEF 2 and SCSOF, the “Saba Entities”), Boaz R. Weinstein (“Mr. Weinstein,” and together with Saba Capital and the Saba Entities, “Saba”), Frederic Gabriel (“Mr. Gabriel”), Arthur D. Lipson (“Mr. Lipson”), and Thomas H. McGlade (“Mr. McGlade” and together with Messrs. Gabriel and Lipson, the “Nominees,” and together with Saba, the “Participants”) intend to file with the Securities and Exchange Commission (the “SEC”) a definitive proxy statement and accompanying form of proxy to be used in connection with the solicitation of proxies from the shareholders of Neuberger Berman High Yield Strategies Fund Inc. (the “Fund”). All shareholders of the Fund are advised to read the definitive proxy statement and other documents related to the solicitation of proxies by the Participants when they become available, as they will contain important information, including additional information related to the Participants. The definitive proxy statement and an accompanying proxy card will be furnished to some or all of the Fund’s shareholders and will be, along with other relevant documents, available at no charge on the SEC website at http://www.sec.gov/.

INFORMATION ABOUT THE PARTICIPANTS’ INTERESTS BY SECURITY HOLDINGS

The “Participants” in this solicitation of proxies from stockholders of the Fund in connection with the Fund’s 2019 annual meeting of stockholders are: (i) Saba Capital, (ii) SCMF, (iii) SCMF II, (iv) CEF 1, (v) CEF 2, (vi) SCSOF, (vii) the Managed Account, (viii) Mr. Weinstein, (ix) Mr. Gabriel, (x) Mr. Lipson and (xi) Mr. McGlade.

The Participants may be deemed to “beneficially own” (as such term is used in Schedule 14A and within the meaning of Rule 13d-3 or Rule 16a-1 under the Exchange Act), an aggregate of 3,766,921 shares of Common Stock, par value $0.0001 per share, of the Fund (the “Common Stock”), representing approximately 19.28% of the Fund’s outstanding Common Stock. The percentages used herein are based upon approximately  19,540,585 shares of Common Stock outstanding as of July 15, 2019, as disclosed in the company's preliminary proxy statement on Schedule 14A, filed August 12, 2019. Saba may be deemed to beneficially own, in the aggregate, 3,766,921 shares of Common Stock. Of the 3,766,921 shares of Common Stock beneficially owned in the aggregate by Saba: (i) 585,366 shares of Common Stock are beneficially owned by SCMF; (ii) 582,404 shares of Common Stock are beneficially owned by SCMF II; (iii) 479,408 shares of Common Stock are beneficially owned by CEF 1; (iv) 532,473 shares of Common Stock are beneficially owned by CEF 2; (v) 463,384 shares of Common Stock are beneficially owned by SCSOF; (vi) 671,571 shares of Common Stock are beneficially owned by the Managed Account; (vii) 3,766,921 shares of Common Stock may be deemed to be beneficially owned by Saba Capital by virtue of it being the investment manager of the Saba Entities and a sub-advisor of an exchange-traded fund; and (viii) 3,766,921 shares of Common Stock may be deemed to be beneficially owned by Mr. Weinstein by virtue of him being the principal of Saba.

Additional information regarding the Participants and their interests by security holdings can be found in Annex I to the Schedule 14A filed by Saba Capital on August 15, 2019.